Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2013 SECOND QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS AUTHORIZES QUARTERLY CASH DIVIDEND

Q2 2013 Financial Highlights

•                  Revenues increased by 31.9% to $445.0 million compared to $337.4 million in the second quarter of 2012

•                  Net income attributable to Primoris increased by 33.3% to $15.6 million, or $0.30 per diluted share, compared to Q2 2012 net income attributable to Primoris of $11.7 million, or $0.23 per diluted share

•                  At June 30, 2013:

•                  $117.2 million in cash, cash equivalents, and short-term investments

•                  Total backlog, including four quarters of estimated MSA revenue, of $1.80 billion

Dallas, TX — August 7, 2013— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2013.

The company also announced that on August 2, 2013, its Board of Directors authorized payment of a $0.035 per share cash dividend to stockholders of record as of September 30, 2013, payable on or about October 15, 2013.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris commented, “Our strong second quarter results highlight the success of Primoris’s strategy to focus on specialized end markets, as our revenue growth was split almost evenly between our recent acquisitions and our legacy businesses.  As expected, our operating margins improved from the first quarter, aided by both our pipeline and our industrial work.  With a solid balance sheet and a growing backlog, we are confident that our growing momentum will provide for a strong second half.”

Mr. Pratt continued, “This is an exciting time for our business as there are abundant prospects for continued growth across our end markets.  The demand for improvements to the U.S. energy infrastructure provides us with multiple opportunities, and there will be a need to strengthen our U.S. domestic capabilities as the country strives for energy independence.  In addition, we believe our industrial and water end markets are poised for significant growth in the coming years.  While we are not insulated from changes in the macroeconomic environment, we are focused on end markets that we believe offer exciting prospects for enhancing shareholder value.”

2013 SECOND QUARTER RESULTS OVERVIEW

Revenues for the 2013 second quarter increased 31.9% to $445.0 million from $337.4 million for the same period last year.  Growth at legacy companies accounted for 15.4% of the increase, and the remaining 16.5% increase was from the acquisitions of Silva, Saxon, Q3C, and FSSI.  Gross profit increased by $15.5 million, or 35.2% , compared to the same period in 2012.  The gross profit increase from legacy companies’ growth was $9.9 million and the acquisitions of Silva, Saxon, Q3C, and FSSI contributed $5.6 million to the increase in profit.

SEGMENT RESULTS

•              East Construction Services — The East Construction Services segment consists of businesses located primarily in the southeastern United States and along the Gulf Coast.  Included in this segment are the operations of JCG’s Heavy Civil, Industrial and Infrastructure & Maintenance divisions; Cardinal Contractor’s water and wastewater construction activities;  and the services provided by the 2012 and 2013 acquisitions (Sprint, Silva, Saxon, and FSSI).

•              West Construction Services — The West Construction Services segment consists of businesses located primarily in the western United States.  The segment primarily includes the underground and industrial operations of ARB, Inc., the operations of Rockford (which performs its major capital underground work throughout the United States), the operations of ARB Structures, the 2012 acquisition of Q3 Contracting, Inc., and Primoris Renewables, Inc.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              Engineering — The Engineering segment includes the results of OnQuest, Inc. and OnQuest Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended June 30,
	2013 Unaudited		2012 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$175,398	39.4%	$156,057	46.2%
West Construction Services	258,194	58.0%	167,287	49.6%
Engineering	11,421	2.6%	14,092	4.2%
Total	$445,013	100.0%	$337,436	100.0%

	For the six months ended June 30,
	2013 Unaudited		2012 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$365,609	42.8%	$277,907	44.2%
West Construction Services	465,880	54.4%	325,318	51.7%
Engineering	23,519	2.8%	25,784	4.1%
Total	$855,008	100.0%	$629,009	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended June 30,
	2013 Unaudited		2012 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$15,215	8.7%	$17,360	11.1%
West Construction Services	41,926	16.2%	24,294	14.5%
Engineering	2,396	21.0%	2,350	16.7%
Total	$59,537	13.4%	$44,004	13.0%

	For the six months ended June 30,
	2013 Unaudited		2012 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$30,210	8.3%	$28,778	10.4%
West Construction Services	70,675	15.2%	48,695	15.0%
Engineering	4,748	20.2%	4,127	16.0%
Total	$105,633	12.4%	$81,600	13.0%

East Construction Services:  Revenues increased by $19.3 million in the 2013 second quarter compared to the same period in the prior year.  The acquisitions of Saxon and FSSI accounted for $14.8 million of the revenue increase.  The remainder of the revenue increase came from a $20.7 million increase at Sprint from increased activity in the Eagle Ford area, a $4.0 million increase at Cardinal Contractors from increased water facility treatment work in Florida and Texas, and a $5.7 million increase at the JCG Industrial division, offset by decreases of $17.7 million at the JCG Heavy Civil division and $8.2 million at the JCG Infrastructure and Maintenance division.  The decline in revenues at the JCG Heavy Civil division is largely due to a $25.8 million decline in Louisiana DOT revenues that was only partially offset by a $12.2 million increase in Texas DOT revenues.  Overall gross profit decreased by $2.1 million in the 2013 second quarter compared to the same period in the prior year.  Gross profit contributions included $0.2 from the acquisitions of Saxon and FSSI, as well as increased gross profit of $0.8 million at Cardinal Contractors and $1.0 million at the JCG Industrial division.  The decline in gross profit is mainly attributable to a $4.3 million decrease at the JCG Heavy Civil division, due largely to the reduced revenues and the transition from completed projects with higher margins in Louisiana in 2012 to the startup of the Belton, TX area projects.

West Construction Services:  Revenues increased by $90.9 million in the 2013 second quarter compared to the same period in the prior year.  The Q3C acquisition accounted for $40.7 million of the revenue increase.  The remainder of the revenue increase came from a $60.6 million increase at Rockford, primarily from increased pipeline construction projects in the Pennsylvania shale area, and a $2.3 million increase at ARB Structures.  These increases in revenues were offset by a decrease in the ARB Underground division of $9.3 million that was primarily a result of fewer MSA work authorizations for its largest customer and a decrease of $3.3 million in the ARB Industrial division due to completion of power plant projects in 2012 and a current power plant project nearing completion.  Gross profit increased by $17.6 million in the 2013 second quarter compared to the same period in the prior year.  This includes a gross profit contribution of $5.4 million from the acquisition of Q3C, as well as increased gross profit of $5.6 million at Rockford as a result of its increased revenues, an increase of $9.7 million at ARB Industrial as the result of the approaching completion of a major power plant project, and an increase of $0.6 million at ARB Structures.  Offsetting these was a decline at ARB Underground in gross profit of $3.7 million, mainly due to lower revenues.

Engineering: Revenues decreased by $2.7 million, and gross profit remained nearly unchanged.  Gross profit as a percentage of revenues was 21.0%, compared to 16.7% for the same period in 2012.  The increase was due primarily to project closeouts in the current year.

Selling, general and administrative expenses (“SG&A”) were $31.6 million, or 7.1% of revenues for the second quarter of 2013, compared to $23.4 million, or 6.9% of revenues for the second quarter of 2012, an increase of $8.2 million.  The acquisitions of Silva, Saxon, Q3C, and FSSI accounted for roughly half the increase in SG&A expense, while the other half was primarily due to increased compensation and compensation-related expenses.

Operating income for the 2013 second quarter was $28.0 million, or 6.3% of total revenues, compared to $20.6 million, or 6.1% of total revenues, for the same period last year.

Net other income and expenses in the 2013 second quarter was an expense of $2.1 million, a $0.7 million increase from net other expense of $1.4 million in the 2012 second quarter.  The decline was primarily due to a loss recorded at the WesPac joint venture.

The provision for income taxes for the 2013 second quarter was $10.0 million, or an effective tax rate on net income attributable to Primoris of 39.1%, compared to $7.3 million, or an effective tax rate on net income attributable to Primoris of 38.5%, in the prior year quarter.

Net income attributable to Primoris for the 2013 second quarter was $15.6 million, or $0.30 per diluted share, compared to net income attributable to Primoris of $11.7 million, or $0.23 per diluted share, in the same period in 2012.

Fully diluted shares outstanding for the 2013 second quarter increased by 0.3% to 51.6 million from 51.4 million in last year’s second quarter.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at June 30, 2013 included cash and cash equivalents of $117.2 million, working capital of $146.5 million, total debt and capital leases secured by equipment of $174.4 million, and stockholders’ equity of $358.3 million.  The balance sheet included a $14.0 million liability representing the estimated fair value for unpaid earnout amounts from acquisitions.  Primoris’ tangible net worth at June 30, 2013, was $190.4 million.

BACKLOG

	Backlog at June 30, 2013 (in millions)
Segment	Historic Calculation	Estimated Annual MSA Revenues	Revised Backlog

East Construction Services	$999	$92	$1,091
West Construction Services	361	329	690
Engineering	22	—	22
Total	$1,382	421	1,803

At June 30, 2013, total backlog using our historical calculation was $1.38 billion compared to $1.35 billion at December 31, 2012.  For the three months ended June 30, 2013, approximately $82.0 million of revenue was generated by projects that were not included in the historical backlog calculation.

As previously discussed, we are changing our backlog calculation to better reflect the company’s increasing percentage of revenues derived from MSAs as a result of the acquisitions of Sprint and Q3C.  The new calculation includes estimated MSA revenues for the next four quarters.  With this addition to the backlog calculation, the new total backlog at  June 30, 2013 was $1.8 billion.  We expect that during the next four quarters, using the revised backlog calculation, we will recognize as revenue approximately 50% of the East Construction Services segment backlog, approximately 98% of the West Construction Services segment backlog, and approximately 100% of the Engineering  segment.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues, as a portion of Primoris’s revenues are still derived from projects that are not part of backlog and the estimated MSA revenues calculation, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  Additionally, projects that are considered a part of backlog or MSA contracts may be cancelled by our customers.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Wednesday, August 7 at 11:00 am Eastern Time / 10:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has tripled its revenue and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Quarterly Report on Form 10-Q for the period ended June 30, 2013, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statement.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended, June 30,
	2013	2012	2013	2012

Revenues	$445,013	$337,436	$855,008	$629,009
Cost of revenues	385,476	293,432	749,375	547,409
Gross profit	59,537	44,004	105,633	81,600
Selling, general and administrative expenses	31,560	23,396	60,179	43,670
Operating income	27,977	20,608	45,454	37,930

Other income (expense):
Income (loss) from non-consolidated entities	(213)	(47)	56	1,054
Foreign exchange loss	(29)	(6)	(88)	(48)
Other expense	(377)	(371)	(433)	(579)
Interest income	23	25	63	47
Interest expense	(1,498)	(1,006)	(2,922)	(2,107)
Income before provision for income taxes	25,883	19,203	42,130	36,297

Provision for income taxes	(9,990)	(7,346)	(16,197)	(13,910)
Net income	15,893	11,857	25,933	22,387

Net income attributable to noncontrolling interests	(329)	(124)	(599)	(168)

Net income attributable to Primoris	15,564	11,733	25,334	22,219

Earnings per share:
Basic:	$0.30	$0.23	$0.49	$0.43
Diluted:	$0.30	$0.23	$0.49	$0.43

Weighted average common shares outstanding:
Basic	51,562	51,435	51,510	51,386
Diluted	51,626	51,435	51,547	51,386

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In Thousands, Except Share Amounts)

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$113,777	$157,551
Short term investments	3,428	3,441
Customer retention deposits and restricted cash	27,503	35,377
Accounts receivable, net	251,092	268,095
Costs and estimated earnings in excess of billings	70,288	41,701
Inventory and uninstalled contract materials	38,339	37,193
Deferred tax assets	10,477	10,477
Prepaid expenses and other current assets	12,719	10,800
Total current assets	527,623	564,635
Property and equipment, net	215,659	184,840
Investment in non-consolidated entities	12,724	12,813
Intangible assets, net	49,893	51,978
Goodwill	118,028	116,941
Other long-term assets	1,158	—
Total assets	$925,085	$931,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$102,026	$151,546
Billings in excess of costs and estimated earnings	162,570	158,892
Accrued expenses and other current liabilities	80,349	76,152
Dividends payable	1,805	—
Current portion of capital leases	4,335	3,733
Current portion of long-term debt	21,967	19,446
Current portion of contingent earnout liabilities	8,048	10,900
Total current liabilities	381,100	420,669
Long-term capital leases, net of current portion	3,584	3,831
Long-term debt, net of current portion	144,546	128,367
Deferred tax liabilities	20,018	20,018
Long-term contingent earnout liabilities, net of current portion	5,924	12,531
Other long-term liabilities	11,568	13,153
Total liabilities	$566,740	$598,569
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	158,730	155,605
Retained earnings	197,500	175,517
Noncontrolling interests	2,110	1,511
Total stockholders’ equity	358,345	332,638
Total liabilities and stockholders’ equity	$925,085	$931,207